Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 17, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sunoco LP on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-259780) and on Forms S-8 (File No. 333-228708 and File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 17, 2023